UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   SCHEDULE TO
                                 (Rule 14d-100)

            TENDER OFFER STATEMENT UNDER SECTION 14(D)(1) OR 13(E)(1)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

                                 DTM CORPORATION
                       (Name of Subject Company (Issuer))

                                TIGER DEALS, INC.

                             3D SYSTEMS CORPORATION
                                   (Offerors)

                    COMMON STOCK, $.0002 PAR VALUE PER SHARE
                         (Title of Class of Securities)

                                   23333 L 103

                      (CUSIP Number of Class of Securities)

                                   -----------

                                                       COPY TO:
      E. JAMES SELZER                               JULIE M. KAUFER
CHIEF FINANCIAL OFFICER AND            AKIN, GUMP, STRAUSS, HAUER & FELD L.L.P.
 VICE PRESIDENT OF FINANCE                      2029 CENTURY PARK EAST
   3D SYSTEMS CORPORATION                             SUITE 2400
     26081 AVENUE HALL                       LOS ANGELES, CALIFORNIA 90067
 VALENCIA, CALIFORNIA 91355                          (310) 229-1000
       (661) 295-5600


 (Name, address, and telephone number of persons authorized to receive notices and communications on behalf of filing persons)

                                   -----------

                            CALCULATION OF FILING FEE

TRANSACTION VALUATION                                      AMOUNT OF FILING FEE
-------------------------------------------------------------------------------
         N/A                                                        N/A

     Check the box if any part of the fee is offset as provided by Rule 0-11(a)(2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     Amount Previously Paid.................. Filing Party.....................

     Form or Registration No................. Date Filed.......................

|X| Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

     Check the appropriate boxes below to designate any transactions to which the statement relates:

|X|  third-party tender offer subject to Rule 14d-1.

     issuer tender offer subject to Rule 13e-4.

     going-private transaction subject to Rule 13e-3.

     amendment to Schedule 13D under Rule 13d-2.

Check the following box if the filing is a final amendment reporting the results of the tender offer:

ITEM 12  EXHIBITS


Exhibit 99.1    Text of Press Release issued on April 27, 2001


                                  EXHBIT INDEX


Exhibit 99.1    Text of Press Release issued on April 27, 2001